EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Dave Stedman
President
LION, Inc.
800-546-6463

LION Announces Definitive Agreement to Sell
TRMS Business Unit

Seattle, WA - October 12, 2007 - LION, Inc. (OTC Bulletin Board: LINN) announced today that it had entered into a definitive agreement to sell certain assets related to its TRMS business unit to Compass Analytics, LLC (“Compass”).  Under the agreement, Compass will pay LION between $1,200,000 and $1,325,000 at closing, based on the value at closing of client revenues associated with the TRMS business.  In addition, the agreement contemplates a contingent payment to LION of up to $500,000 based on the value of client revenues associated with the TRMS business six months after the closing date.

LION has agreed to provide transition services to Compass to facilitate an orderly transition of TRMS clients to Compass.

The transaction is expected to close in November 2007, subject to the satisfaction of customary closing conditions.

Tuttle Risk Management Services (TRMS) provides outsourced risk management and trade execution services and the licensing of proprietary software that provides mortgage pipeline risk management solutions for mortgage companies and savings and loan associations that seek to originate and then sell loans into the secondary mortgage market.

“We are very pleased with the sale of theTRMS business,” stated David Stedman, President of LION, Inc.
“The sale of the TRMS business, together with our recent sale of Mortgage 101 to Internet Brands, strengthens the Company’s financial footing and allows us to fully concentrate on our core business, the loans group, while continuing to explore a variety of strategic alternatives.”

“TRMS is delighted to join forces with Compass,” stated Sern Clementson, President of Tuttle Risk Management Services, LLC.  “This transaction will enable our TRMS customers to access a much broader array of products and services than we’ve ever been able to offer in the past.”

Rob Kessel, Managing Partner of Compass, added, “We are very excited with the scale and best practices that the combination of Compass and TRMS represents and are eager to begin providing enhanced and industry-leading service and analytics to our joint customer base.”

About LION, Inc.

LION, Inc. is a provider of advanced business solutions that streamline the mortgage loan fulfillment process in the over $2.5 trillion mortgage industry.  LION provides an integrated technology platform offering online loan productivity tools featuring one of the industries most robust lender loan program and pricing data bases, a suite of comprehensive website products and pricing engine configured to served the broker/banker, community banks and large to medium sized lender.  For more information about LION, please visit www.lioninc.com.

About Compass Analytics, LLC

Compass Analytics provides valuation and interest rate risk management solutions to mortgage capital markets participants.  Compass Analytics licenses its software, CompassPoint™, to mortgage traders, investors, originators and servicers in order to provide unparalleled analysis in previously unattainable speed.  CompassPoint’s loan-level models, integrated file mapping, market and credit inputs, whole loan and structured cash flow analysis and reporting capabilities give CompassPoint users the competitive advantage in evaluating all mortgage collateral.  In addition to licensing CompassPoint™, Compass uses CompassPoint™ internally to provide third party valuations as well as outsource hedge execution services, both of which draw on Compass’ considerable expertise and access to market color.  For more information about Compass Analytics, please visit its website at http://www.compass-analytics.com or contact Rob Kessel at 415-925-2812 or rkessel@compass-analytics.com.

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This press release contains forward-looking statements that involve risks and uncertainties concerning the expected timing of the completion of the transaction and our performance of transition services under the agreement with Compass and our business, operations, and prospects.   Although LION believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will be attained or that the transaction will be completed, and it is possible that actual circumstances and results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. We believe that these risks and uncertainties include, without limitation: the possibility that this transaction will not be completed; decreases in revenue associated with the TRMS business or adverse changes affecting TRMS clients that would cause the purchase price payable by Compass in this transaction to be reduced; the effects of continuing instability in the mortgage industry; interest rate changes; housing and consumer trends affecting home purchases;  changes in the overall economy and in technology; and the number and size of our Internet competitors.  Statements in this release should be evaluated in light of these important factors. All information set forth in this release is as of October 12, 2007, and LION undertakes no duty to update this information. More information about these and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is on file with the Securities and Exchange Commission.  Additional information may also be set forth in those sections in our quarterly reports on Form 10-QSB previously filed with the Securities and Exchange Commission.